UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                                    FORM 8-K

      CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934.

                                  JULY 8, 2005
                Date of Report (Date of Earliest Event Reported)


                             DNAPRINT GENOMICS, INC.
               (Exact name of Registrant as specified in charter)


                         COMMISSION FILE NUMBER: 0-31905


         UTAH                                                 59-2780520
(State of Incorporation)                             (I.R.S. Employer I.D. No)


                     900 COCOANUT AVENUE, SARASOTA, FL 34236
                    (Address of Principal Executive Offices)


                                 (941) 366-3400
              (Registrant's Telephone Number, Including Area Code)


      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On July 8, 2005, the Registrant entered into an agreement to purchase, and simultaneously closed upon the purchase of, an 18% equity interest in Biofrontera AG ("Biofrontera"), a German company in the pharmaceutical business. The Registrant purchased the interest in Biofrontera from Technologie-Beteiligungs-Gesellschaft mbH, an instrumentality of the German government. The securities purchased were shares of Biofrontera's series A Preferred Stock, as well as certain debt instruments.

      The Registrant paid (euro)1.5 million (approximately $1.84 million) for the interest in Biofrontera. In connection with the transaction, two of the members of the registrant's Board of Directors, Richard Gabriel and Hector Gomez, were retained on the Biofrontera board.

      In addition, to induce the shareholders of Biofrontera to consent to the transaction, the Registrant entered into a put agreement with another Biofrontera shareholder, Heidelberg Innovation. Pursuant to this agreement, if by December 31, 2005 Biofrontera does not complete its current offering of debt securities for at least (euro)10 million, Heidelberg Innovation may require the Registrant to purchase Heidelberg Innovation's ownership interest in Biofrontera of approximately 49% for (euro)1.6 million (approximately $1.96 million).

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

      See the description of the purchase agreement with Technologie-Beteiligungs-Gesellschaft mbH, in Item 1.01 above.


ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

      See the description of the put agreement with Heidelberg Innovation in
Item 1.01 above.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 DNAPrint genomics, Inc.


                                                 By: /s/ Richard Gabriel
                                                     --------------------------
                                                     Richard Gabriel, President


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